Exhibit 99.1

The Board of Directors of

Noble Corporation

13135 Dairy Ashford, Suite 800

Sugar Land, TX 77478

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated November 9, 2021, to the Board of Directors of Noble Corporation (“Noble”) as Annex G to, and reference to such opinion letter under the headings “Questions and Answers about the Business Combination and the General Meeting, “Summary—Opinion of Noble’s Financial Advisor,” “Summary—The Noble Board’s Reasons for the Business Combination,” “Risk Factors—Risks Relating to Topco and its Business,” “The Business Combination—Background of the Business Combination,” “The Business Combination—The Noble Board’s Reasons for the Business Combination,” “The Business Combination—Projections Prepared by Noble’s Management” and “The Business Combination—Opinion of Noble’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed transaction involving, among others, Noble, The Drilling Company of 1972 A/S and Noble Finco Limited (“Topco”), which proxy statement/prospectus forms a part of the Registration Statement Amendment No. 3 on Form S-4 of Topco. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

DUCERA SECURITIES LLC

/s/ Michael Feinberg
Name: Michael Feinberg
Title: General Counsel
March 31, 2022